HUBCO PRESS RELEASE



                                        HUBCO, INC.
                                        1000 MacArthur Blvd.
                                        Mahwah, NJ  07430
                                        (NASDAQ:HUBC)




AT THE COMPANY;                         AT THE FINANCIAL RELATIONS BOARD,INC.
Kenneth T. Neilson, Pres. & CEO         Kerry Thalheim/Regina Lenihan
(201) 236-2631                          675 Third Avenue
Richard Linhart,                        New York, NY  10017
Executive Vice President & CFO          (212) 661-8030
(201) 236-6141


FOR IMMEDIATE RELEASE
April 11, 1996

             HUBCO's First Quarter Earnings Per Share Increases 21%

         Mahwah, New Jersey, April 11, 1996--HUBCO, Inc. (NASDAQ:HUBC), the 5th largest New Jersey based commercial banking company, today reported a 21% increase in earnings per share compared with last year's first quarter. HUBCO, Inc. earned $6,547,000 or $.47 per share compared with $5,726,000 or $.39 per share last year. During this year's first quarter the acquisitions of Growth Financial Corp. and the three New Jersey CrossLand FSB branches were completed as were the computer conversions for both.

         The first quarter's earnings of $6,547,000 resulted in a return on average assets of 1.52% and a return on average equity of 18.94%. HUBCO amortizes acquisition costs including Goodwill and Core Deposit Intangibles rapidly (generally over a five year period) and as a result these non-cash charges totaled $.11 per share for the first quarter of 1996.

         HUBCO's net interest margin for the first quarter of 1996 was 5.18% versus 5.35% last year. Other income, excluding security gains, for the first quarter of 1996 increased 12% to $4,180,000 from $3,733,000 in the first quarter of 1995. The increase in other income arose primarily from merchant discounts on Shoppers Charge Accounts Co. and fees for International Services and Trust Services.

         Overhead expenses during the first quarter of 1996 decreased as a result of various initiatives to $13,627,000 from $16,413,000 in last year's first quarter. HUBCO's efficiency ratio (a ratio of overhead expense to recurring tax equivalent income) was 55.35% for the first quarter of 1996.

         Total non-performing assets of $26,055,000 (1.50% of assets) were down from $27,085,000 a year ago, but up from $23,904,000 at year end 1995. The increase is primarily in the mortgage area and the Company believes that the value of the underlying property generally exceeds the loan balance. The Allowance for Possible Loan Losses totaled

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$18,708,000 which covered 95% of HUBCO's non-performing loans (58% of which are first mortgage loans) as of March 31, 1996. The Allowance also represents 1.97% of the loan portfolio at March 31st.

         HUBCO's stockholders equity was $131,663,000 at March 31, 1996. Capital ratios were: Tier I Risk-Based of 11.56%, Total Risk-Based Capital Ratio of 15.24% and a Leverage Capital Ratio of 6.96%. These ratios all exceed the regulatory requirements of 6%, 10% and 5% respectively to be considered a well capitalized institution.

         HUBCO, Inc. is the bank holding company for Hudson United Bank which operates over 60 branches in Northern New Jersey. On February 6, 1996 HUBCO entered into a Definitive Agreement to acquire Lafayette American Bank and Trust Co., the largest independent commercial banking company in Connecticut. At December 31, 1995, Lafayette reported total assets and stockholders' equity of $735 million and $59 million respectively.

                                   HUBCO, INC.

                              Financial Highlights
                      (in thousands, except per share data)


                                                    Three Months Ended
                                                         March 31
                                                        -----------

                                                 1996               1995
                                                 ----               ----

Net Interest Income                            $20,346            $21,981
Provision for Possible Loan Losses                 903             1,125
Net Income                                       6,547              5,726
Net Income Per Share- fully diluted                .47                .39
Weighted Average Shares Outstanding             14,065             14,771



                                                        At March 31
                                                        -----------

                                                 1996               1995
                                                 ----               ----

Total Assets                                $1,741,147         $1,794,049
Total Loans                                    951,746            938,528
Total Deposits                               1,519,499          1,540,338
Stockholders' Equity                           131,663            133,220



Weighted Average Shares Outstanding have been retroactively adjusted for the effects of acquisitions accounted for as poolings of interest, stock dividends and stock splits and for the three months ended March 31, 1995, include convertible preferred shares.